TBS INTERNATIONAL PLC & SUBSIDIARIES                 EXHIBIT 10.8

COMMERZBANK

T E L E F A X
An/To Telefax Nr.+1-516-239-0147

Anzahl Seiten / Total number of Pages 2

An / To:		Von / From:
TBS International Limited		Commerzbank AG
Mr. Lawrence A Blatte		Global Shipping
Mr. Ferdinand V. Lepere		Martin Hugger / Carlo Glaeser
612 East Grassy Sprain Road		Ness 7 - 9
Yonkers, New York 10710		20457 Hamburg
United States of America		e-mail: martin.hugger@commerzbank.com
carlo.glaeser@commerzbank.com

Telefax-Nr.:	Tel.:	Datum/Date:
+49-40-36 83-4068	+49-40-36 83 - 4074/-4082	31.03.2010
If you receive this fax in error, illegible or not all pages please phone: +49-40-3683 - 4066 or - 4067

Dear Fred and Larry,

We refer to the loan facility agreement dated May 28th, 2008 made between yourselves as Borrowers and ourselves as Lenders in which we provide you with a facility of up to USD 12.5 Mio. (the "Facility Agreement") to refinance the m.v. “CARIBE MAIDEN”. Words and expressions defined in the Facility Agreement have the same meaning when used in this letter.

By email dated March 18th, 2010 you have asked for our approval for a continuation of the Waiver on a modified basis of the Terms & Conditions until 31st December 2011 whereby the same are governed through the Amendment No. 3 and Waiver to Credit Agreement with BOA (Bingham Draft dated 29th March 2010) which also forms the basis for our decision.

We are pleased to inform you about our consent to your request. We hereby approve the following adjustment in relation to the Facility Agreement, subject to (a) an equal treatment of all banks in relation to the Financial Covenants (b) an equal treatment of all banks in relation to the Non-Financial Covenants, including but not limited to loan prepayments, other than those which are being used to achieve a 60% LtV (c) an all banks consent to the continuation of the Waiver until 31st December 2011 and (d) the following conditions which sall replace those outlined in clause 14.1 and 10.17 respectively of the Faciliaty Agreement through December 31, 2011, which means that the existing Financial- and LtV-Covenants will be waived through December 31st, 2011 (“Waiver Period”):

➢	Maintenance at all times of Minimum Liquidity (unrestricted cash and cash equivalents), tested monthly, of at least USD 15.0 Mio.

➢
Maintenance on a quarterly basis for four (4)  consecutive quarters (starting for the quarter ending 03/31/10) of minimum EBITDA* to Consolidated Interest Charges** for such trailing period as set forth below:

3/31/2010	2.50:1.00
6/30/2010	3.00:1.00
9/30/2010	3.00:1.00 (no measurement after the fiscal quarter ending 09/30/10)

➢	Maintenance of Minimum Consolidated Fixed Charge Coverage Ratio (tested quarterly for a period of four (4) consecutive quarters, starting for the quarter ending 12/31/10)

12/31/2010	1.10:1.00
3/31/2011	1.30:1.00
6/30/2011	1.50:1.00
9/30/2011	1.75:1.00 and thereafter

➢	Maintenance of a Maximum Consolidated Leverage Ratio*** on a quarterly tested basis for four (4) consecutive quarters (starting for the quarter ending 06/30/10)

6/30/2010	5.25:1.00
9/30/2010	3.75:1.00
12/31/2010	3.00:1.00 and thereafter

➢	Maintenance of an oustanding Loan Amount of maximum 60% of the Market Value of the Ship which applies not until and including 12/31/10 and is to be maintained first on 01/01/11

➢	Margin increase to 4.00% p.a. for the duration of the Waiver Period starting 04/01/10

➢	Waiver fee of .05% flat on the oustanding loan amount of USD 3.5 Mio.

 * Consolidated EBITDA is as defined in the Bank of America Credit Agreement; Consolidated Funded Indebtedness shall be calculated without the exclusion of $150.0 Mio. for new vessel construction indebtedness

** excludes non-cash vessel or goodwill impairment charges, gain or loss on vessel sales, costs incurred in connection with payoff of bank debt and interest swap contracts, non-cash compensation, and cost incurred, not exceed $3.0 Mio. for the corporate redomiciliation.

*** exclude non-cash write-offs of deferred financing costs and non cash charges in the value of interest swap contracts.

Please confirm your acceptance of the waiver terms and conditions set out in this letter by duly signing, dating and returning to us the enclosed duplicate. As this agreement shall be for an extended period, we shall ask Watson Farley & Williams for documentation in form of an amendment to the Loan Agreement.

Looking forward to hearing from you we remain with best regards

C O M M E R Z B A N K

Aktiengesellschaft

/s/ Martin Hugger	/s/ Carlo Glaeser
(Martin Hugger)	(Carlo Glaeser)

 Accepted on behalf of the Borrower and the Guarantor

/s/ Ferdinand V, Lepere	New York March 31, 2010
Authorised Signatory	Place, Date